EXHIBIT 11

                                 INTERSTATE BAKERIES CORPORATION
                       SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                                  (000's EXCEPT PER SHARE DATA)

                                                  Sixteen Weeks Ended             Forty Weeks Ended
                                               --------------------------    --------------------------
                                                 March 9,      March 4,        March 9,      March 4,
                                                   1996          1995            1996          1995
                                               ------------  ------------    ------------  ------------

Net income                                      $   4,166     $   3,096       $  15,987     $  15,045
                                                =========     =========       =========     =========

Weighted average common shares
 outstanding                                       37,082        19,639          33,814        19,640
Dilutive stock options                                407            85             368            59
                                                ---------     ---------       ---------     ---------
Weighted average common and common
 equivalent shares outstanding                     37,489        19,724          34,182        19,699
                                                =========     =========       =========     =========

Earnings per share                              $     .11     $     .16       $     .47     $     .76
                                                =========     =========       =========     =========